SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No. )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Mark IV Industries, Inc.
                 (Name of Registrant as Specified In Its Charter)
                               Richard L. Grenolds
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]   $125 per Exchange Act Rules 1-11(c)(1)(ii), 14A (i) (1), or 14a 6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a(i)(4) and 0-11.

      1.     Title of each class of securities to which transaction applies:

             ________________________________________________________________

      2.     Aggregate number of securities to which transaction applies:
             ________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 1-11: (1)

             ________________________________________________________________

      4.     Proposed maximum aggregate value of transaction:

             ________________________________________________________________

             Set forth the amount on which the filing fee is calculated and state how it was determined.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1.    Amount Previously Paid:

             2.    Form, Schedule or Registration Statement No.:

             3.    Filing Party:

             4.    Date Filed:

                             MARK IV INDUSTRIES, INC.
                          501 John James Audubon Parkway
                                   P.O. Box 810
                           Amherst, New York 14226-0810


_____________________________________________________________________________

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JULY 29, 1996
_____________________________________________________________________________


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), will be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Monday, July 29, 1996, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

      1. To elect two Class II Directors to hold office until the 1999 Annual Meeting and until a successor has been elected and qualified.

      2. To consider and take action upon a proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock, par value $.01 per share, from 100,000,000 to 200,000,000.

      3. To consider and take action upon the proposed Mark IV Industries, Inc. 1996 Incentive Stock Option Plan.

      4. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on June 3, 1996, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

      Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.


                                            GERALD S. LIPPES
                                            Secretary



Dated:  ___ __, 1996

                             MARK IV INDUSTRIES, INC.
                          501 John James Audubon Parkway
                                   P.O. Box 810
                           Amherst, New York 14226-0810

                        _______________________________

                                  PROXY STATEMENT


      This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Monday, July 29, 1996, at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. The close of business on June 3, 1996, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. On May 14, 1996, the Company had outstanding 63,043,877 shares of Common Stock, the holders of which are entitled to one vote per share. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. All share-related amounts in this Proxy Statement have been adjusted to reflect the effects of the 5% stock dividend distributed to stockholders of record as of April 12, 1996.

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock and the proposed Mark IV Industries, Inc. 1996 Incentive Stock Option Plan (the "Proposals") requires the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting in person or by proxy and entitled to vote, provided that a majority of the shares entitled to vote are voted on the Proposals. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified; where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as Directors of the persons named under the caption "Election of Directors" and for the Proposals. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the Annual Meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting.

      With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified for the Proposals (but not on the election of Directors) and will be counted as present for purposes of determining if a majority of shares have been voted on the Proposals. Since the Proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Directors and the Proposals, without specific instructions from such customers. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote.

      The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

                                 ELECTION OF DIRECTORS

      The By-laws of the Company provide that the Board of Directors shall consist of not less than three nor more than six Directors who shall be divided into three classes, with the term of one class expiring each year.
The Board of Directors is presently comprised of six members: William P. Montague (elected by the Board of Directors effective March 1, 1996) and Joseph G. Donohoo, Class I Directors whose terms expire in 1997; Gerald S. Lippes and Herbert Roth, Jr., Class II Directors whose terms expire in 1998; and Sal H. Alfiero and Clement R. Arrison, Class III Directors whose terms expire in 1996. At the Annual Meeting of Stockholders in 1996, two Class III Directors shall be elected to hold office for a term expiring in 1999. Sal H. Alfiero and Clement R. Arrison have been nominated by the Board of Directors for election as such Class III Directors. The Directors will be elected by a plurality of the votes cast at the meeting. Stockholders do not have cumulative voting rights with respect to the election of Directors.

      Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Sal H. Alfiero and Clement R. Arrison who are presently Directors, and have been previously elected by stockholders. If Messrs. Alfiero and Arrison should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other persons as the Board of Directors shall designate. The Board of Directors has no reason to believe that Messrs. Alfiero and Arrison will be unable or unwilling to serve if elected to office.

      The following information is provided concerning the Directors and the nominees for election as Class III Directors:

      SAL H. ALFIERO, age 58, has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Alfiero serves as a Director of Phoenix Home Life Mutual Insurance Company and is also a Director of Marine Midland Bank. He holds a B.S. degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and holds an M.B.A. degree from the Harvard Graduate School of Business Administration.

      WILLIAM P. MONTAGUE, age 49, has been employed by the Company since April 1972 and was elected President and a Director effective March 1, 1996. He was previously a Vice President of the Company since May 1974 and was elected Executive Vice President and Chief Financial Officer in March 1986. He holds both a B.S. degree in accounting and an M.B.A. degree from Wilkes University and is a certified public accountant. He is a member of the Chase Manhattan Bank, N.A. Regional Advisory Board and a Director of Gilbraltar Steel Corporation and International Imaging Materials, Inc.

      GERALD S. LIPPES, age 56, has been general counsel, Secretary and a Director of the Company since its incorporation. He has been engaged in the private practice of law in Buffalo, New York, since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a Director of Gibraltar Steel Corporation.

      CLEMENT R. ARRISON, age 66, has been a Director of the Company since November 1976. He was President of the Company from 1976 until his retirement effective March 1, 1996. Mr. Arrison continues to serve as a consultant to the Company. Mr. Arrison holds a B.S. degree in engineering from the University of Michigan and holds a professional engineering license.

      HERBERT ROTH, JR., age 67, has been a Director of the Company since September 1985, having been Chairman of the Board and Chief Executive Officer of LFE Corporation prior to its acquisition by Mark IV in July 1985. Mr. Roth also serves as a Director of Boston Edison Company; Phoenix Home Life Mutual Insurance Company; Landauer, Inc.; Tech/Ops Sevcon, Inc.; and Phoenix Total Return Fund, Inc., and is a Trustee of Phoenix Series Fund, Phoenix Multi Portfolio Fund, and The Big Edge Series Fund.

      JOSEPH G. DONOHOO, age 77, has been a Director of the Company since its incorporation. He is Chairman of the Board of The Gibson Group, Inc. ("Gibson"), a marketer of paper board, and Chairman of the Board of Clinch River Corporation, a manufacturer of semi-chemical corrugating material. Clinch River is a majority owned subsidiary of Gibson.



      The Board of Directors recommends a vote FOR the election of Messrs. Alfiero and Arrison as Class III Directors.



                     THE BOARD OF DIRECTORS AND ITS COMMITTEES


      During the fiscal year ended February 29, 1996, the Board of Directors held a total of 13 meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.


Audit Committee

      The Board of Directors has a standing Audit Committee comprised of Messrs. Donohoo, Roth and Lippes. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit, the scope of other services provided by the Company's auditors, proposed changes in the Company's financial and accounting standards and principles, the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meetings during fiscal 1996.

Compensation Committee

      The Compensation Committee, which consists of Messrs. Donohoo and Roth, held four meetings during fiscal 1996. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior management personnel.


Other Committees

      The Board of Directors does not have a standing executive or nominating committee.






                  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

      The following table sets forth certain information regarding the Directors and executive officers of the Company.
                                                                     Term as
                                      Positions and Offices          Director
     Name                    Age    with the Company                 Expires

Sal H. Alfiero *........      58    Chairman of the Board
                                       and Chief Executive Officer     1996
William P. Montague.....      49    President and Director             1997
Gerald S. Lippes........      56    Secretary and Director             1998
Clement R. Arrison *....      66    Director                           1996
Joseph G. Donohoo.......      77    Director                           1997
Herbert Roth, Jr........      67    Director                           1998
Bruce A. McNiel.........      47    Senior Vice President              --
Kurt J. Johansson.......      54    Senior Vice President              --
Frederic L. Cook........      49    Senior Vice President-
                                     Administration                    --
John J. Byrne...........      47    Vice President and Chief
                                       Financial Officer               --
Richard L. Grenolds.....      46    Vice President and Chief
                                     Accounting Officer                --
Douglas J. Fiegel.......      48    Vice President, Financial
                                     Control & Reporting               --
Patricia A. Richert.....      45    Vice President and Chief
                                       Information Officer             --



*  Nominee for Class III Director at fiscal 1996 Annual Meeting

      Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

      BRUCE A. McNIEL was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Products, Inc. ("Dayco") subsidiary, headquartered in Miamisburg, Ohio. Mr. McNiel has worldwide responsibility for the Company's Industrial Division. Mr. McNiel has been employed by Dayco since 1977, and prior to his appointment as President of Dayco in March 1993, served in numerous executive positions, including Executive Vice President of Sales and Marketing, and Senior Vice President of Finance and Administration. He holds a B.S. degree in accounting from Wright State University and an M.B.A. degree from the University of Dayton.

      KURT J. JOHANSSON was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Europe AB subsidiary, headquartered in Solvesborg, Sweden, as well as Executive Vice President of Dayco. Mr. Johansson has worldwide responsibility for the Company's Automotive Division. Mr. Johansson has been with Dayco Europe since October 1990. Mr. Johansson studied at the School of Economics and Business Administration in Stockholm, Sweden, as well as at the Technical University in Gothenburg, Sweden.

      FREDERIC L. COOK was elected Senior Vice President-Administration in March 1988, and prior thereto, he had been Vice President-Finance of the Company since May 1986. Prior to joining the Company, Mr. Cook was a tax partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 19 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      JOHN J. BYRNE has been employed by the Company since September 1973 and was elected Vice President and Chief Financial Officer effective March 1, 1996. He has been a Vice President since March 1986 and was elected Vice President-Finance of the Company in March 1988. He holds a B.S. degree in accounting from Pennsylvania State University and an M.B.A. degree from Canisius College.

      RICHARD L. GRENOLDS was elected Vice President and Chief Accounting Officer in July 1989. Prior to joining the Company, Mr. Grenolds was a general practice partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 17 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      DOUGLAS J. FIEGEL was elected Vice President, Financial Control and Reporting in 1990. Prior to that he was the Company's Controller since joining the Company in 1986. He holds a B.B.A. degree in accounting from Niagara University and is a certified public accountant.

      PATRICIA A. RICHERT has been employed by the Company since 1973, and has been Vice President and Chief Information Officer since 1990. In August 1994 she was also appointed Dayco's Vice President of Information Technology. She holds a B.S. degree in accounting from the University of Buffalo.




                                        COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

      The following Summary Compensation Table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the Company's other four most highly compensated executive officers, for the Company's fiscal year ended
February 29, 1996.  Comparative amounts for fiscal 1994 related to Messrs. McNiel and Johansson have been excluded since they were not executive officers during that year.

                                                   SUMMARY COMPENSATION TABLE



                                          Annual Compensation                      Long-Term Compensation
                                                                                        Awards           Payouts
                                                                              Restricted   Securities               All Other
Name and Principal     Fiscal                             Other Annual          Stock      Underlying    LTIP     Compensation
Position                 Year   Salary (A)  Bonus(A)   Compensation(B)       Awards (C)  Options (D)  Payouts(E)  (F) (G) (H)
- -----------------      ------   ---------   --------    -------------        ----------  -----------   ---------  -----------


Sal H. Alfiero -
Chairman of the Board    1996    $521,000    $521,000      $ 60,631               -         52,500        -        $338,072
  and Chief Executive    1995    $462,166    $462,166      $ 58,136               -        113,006        -        $361,576
   Officer               1994    $406,000    $400,000      $ 25,037           $5,000,000      -           -        $253,059


Clement R. Arrison -
President (until         1996    $520,000    $520,000      $ 13,602                -          -           -        $147,706
 retirement on           1995    $461,666    $461,666      $ 14,934                -        62,291        -        $125,416
  March 1, 1996) and     1994    $400,000    $400,000      $  2,183           $  500,000      -           -        $ 90,693
  Director

William P. Montague -
Executive Vice President
  and Chief Financial
   Officer (President    1996    $400,000    $400,000       $  1,526               -        36,750        -        $120,131
   and Director          1995    $341,667    $341,667       $  1,401          $   44,678    39,138        -        $103,042
   effective March 1,    1994    $300,000    $300,000       $    367          $  300,000       -          -        $ 72,928
   1996)


                                          Annual Compensation                       Long-Term Compensation
                                                                                        Awards           Payouts
                                                                              Restricted   Securities               All Other
Name and Principal     Fiscal                             Other Annual          Stock      Underlying    LTIP     Compensation
Position                 Year   Salary (A)  Bonus(A)   Compensation(B)        Awards (C)  Options (D)  Payouts(E) (F) (G) (H)
- -----------------       ------  ---------    -------    -------------          ---------  -----------   ---------   ---------



Bruce A. McNiel -        1996    $300,000    $187,500          -                   -         36,750       -         $ 68,850
Senior Vice President    1995    $216,667    $158,167          -             $   44,678      33,371      $17,398    $ 52,190

Kurt J. Johansson -      1996    $300,000    $187,500          -                   -         36,750       -         $ 68,850
Senior Vice President    1995    $216,667    $158,167          -             $   44,678      33,371      $17,398    $ 52,190




Notes To Summary Compensation Table

(A)   The Company's Non-Qualified Deferred Compensation Arrangements (as defined in Note G below) enable participants to defer up to 100% of their current salary and/or cash bonus to be hypothetically invested for a pre-determined fixed period of time.  All deferred amounts are included in the amounts shown for "Annual Compensation" in the Summary Compensation Table for each of the years in which the compensation was earned.

(B)   The amounts reported in this column represent tax reimbursements paid to each of the named executives to offset the tax effects of the Company's life insurance program and related compensation element under the rules of the Internal Revenue Code ("IRC").

(C)   The amounts represent the value of restricted stock awards as of the date of grant (less the $.01 per share consideration paid by the grantee).  Dividends on the Company's Common Stock are paid currently to the holders of the restricted shares.  At the end of fiscal 1996, the cumulative number of restricted shares of the Company's Common Stock, and related fair market value, held by Messrs.
      Alfiero, Montague, McNiel and Johansson were 303,876 shares - $5,788,843; 21,126 shares - $402,450;
      2,894 shares - $55,127; and 2,894 shares - $55,127 respectively.  As a result of Mr. Arrison's retirement effective March 1, 1996, the restrictions lapsed on his 30,387 restricted shares, which had a related market value of $578,872 as of that date.

(D)   All amounts have been adjusted to reflect the effects of the Company's 5% stock dividend issued in
      April 1996.






(E)   As discussed in the Long-Term Incentive Plan ("LTIP") table, these payments are contingent upon meeting certain operating goals in subsequent years, and are subject to partial or total repayment by the individuals if such goals are not achieved.

(F)   The Company's contributions to qualified defined contribution plans for Messrs. Alfiero, Arrison,
      Montague and McNiel in fiscal 1996 amounted to $4,377; $6,000; $6,000; and $8,850, respectively.  All such amounts have been included in the "All Other Compensation" column.

(G)   As a supplement to the Company's qualified defined contribution plans, the named executive officers participate in one of the Company's two non-qualified deferred compensation plans ("Deferred
      Compensation Arrangements").  Amounts allocated in fiscal 1996 under the terms of the Deferred
      Compensation Arrangements amounted to $100,872; $97,519; $71,905; $60,000; and $68,850 for Messrs.
      Alfiero, Arrison, Montague, McNiel and Johansson, respectively.  All such amounts have been included in the "All Other Compensation" column.  The earnings on amounts allocated under the terms of the
      Deferred Compensation Arrangements are equal to the greater of the cumulative investment returns which would be realized if the executive officer's account was 100% invested in the Company's Common Stock
      ("equity based earnings") or in an interest bearing account ("interest based earnings").  The earnings amounts are not deemed to be compensation under the rules of the Securities and Exchange Commission
      (the "SEC"), and therefore are not included in the Summary Compensation Table.

(H)   Includes amounts deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the
      Company's split-dollar life insurance program.  Such amounts in fiscal 1996 amounted to $232,823;
      $44,187; and $42,226 for Messrs. Alfiero, Arrison, and Montague, respectively.  The premium payments will ultimately be recovered by the Company to the extent of the cash surrender value of the policies.




Option Grants in Last Fiscal Year
- ---------------------------------

      The following table sets forth information with respect to the named executive officers concerning options granted to each of them during fiscal 1996.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1996.
                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                         Annual Rates of
                                                                                     Stock Price Appreciation
                          Individual Grants                                             For Option Term
                   Number of     % of Total
                   Securities     Options
                   Underlying    Granted to
                     Options    Employees in      Exercise Price     Expiration
Name                 Granted   Fiscal Year (A)      ($/Share)           Date         5% (B)            10% (B)
- --------------      --------    -------------      ------------       ---------       -----            --------

Sal H. Alfiero        52,500        7.74%            $17.14             12/19/05   $    566,006   $    1,434,361

William P. Montague   36,750        5.42%            $17.14             12/19/05   $    396,204   $    1,004,053

Bruce A. McNiel       26,250        3.87%            $17.14             12/19/05   $    283,003   $      717,180
                      10,500        1.55%            $19.17              6/01/05   $    126,608   $      320,848
Kurt J. Johansson     26,250        3.87%            $17.14             12/19/05   $    283,003   $      717,180
                      10,500        1.55%            $19.17              6/01/05   $    126,608   $      320,848

All Shareholders (C)   N/A           N/A             N/A                N/A     $754,894,350   $1,913,039,100





(A)   Options become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, options become immediately exercisable in full upon the optionee's disability, retirement or death, or upon a Change in Control of the Company.

(B)   Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% and 10% per year over the ten-year term of the grants.  Such assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing 62.9% and 159.4%, respectively, over a ten-year time frame. The amounts set forth are not intended to forecast future appreciation, if any, of the stock price.

(C)   Represents the potential appreciation for all shareholders over a ten-year period, assuming 63,000,000 shares outstanding and a closing market price of $19.05 per share at February 29, 1996, and assuming the same annual rates of appreciation of 5% and 10% over the subsequent ten-year period.





Page 12



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1996 and unexercised options held at the end of fiscal 1996.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1996.


                                                                                        Value of Securities
                                                         Number of Securities             Underlying
                                                             Underlying                 Unexercised In
                               Shares                   Unexercised Options           The Money Options
                               Acquired                 At Fiscal Year-End         At Fiscal Year-End (A)
                                  On          Value
Name                          Exercise(#)    Realized Exercisable Unexercisable    Exercisable Unexercisable
- --------------                -----------    --------  ----------  -----------     -----------  ---------


Sal H. Alfiero                    --          --       28,251       137,254          $ 80,210     $384,381

Clement R. Arrison (B)            --          --       52,036        58,873          $306,867     $256,189

William P. Montague               --          --       32,573        73,700          $187,660     $248,359

Bruce A. McNiel                   --          --       38,872        62,371          $452,408     $161,395

Kurt J. Johansson                 --          --       19,315        68,006          $106,461     $173,872

____________________

(A)   Represents the difference between the closing market value of the Company's Common Stock on February
      29, 1996 ($19.05) and the exercise price of such options.

(B)   As a result of Mr. Arrison's retirement effective March 1, 1996, all of his unexercised options became
      100% exercisable, and were exercised shortly thereafter.





LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR


      The following table presents the contingent awards made to the named executive officers who participate in the Senior Executive Short-Term Incentive Plan of the Company's Dayco subsidiary (the "Dayco Incentive Plan"). If the participant's employment is terminated during the performance period for any reason other than disability, retirement or death, or upon a Change in Control of the Company (as defined), the award is generally canceled. The award is determined based upon the degree to which inventory levels are maintained in comparison to certain pre-determined relationships to sales for the fiscal year, and is calculated as a percentage of the participant's current cash bonus award for the fiscal year. A contingent payment of the award is made 1/3 in the year earned, and 1/3 in each of the two subsequent years, as long as the performance objective is maintained in each subsequent year.

                               Performance or              Estimated Future
                               Other Period            Payouts Under Non-Stock
                               Until Maturation          Price-Based Plans (A)
Name                              of Payout                     Target

- ----------------               ----------------          -------------------

Bruce A. McNiel                Fiscal 1995-1997                  $52,195

Kurt J. Johansson              Fiscal 1995-1997                  $52,195


(A) To the extent contingent payments have been accrued, but not paid to the participant, such balance accrues earnings in the same manner as discussed in Note G to the Summary Compensation Table. The amounts listed in this column do not include any of such related earnings. The LTIP Payouts column in the Summary Compensation Table includes 1/3 of this payout which was made in fiscal 1995. The performance objective was not maintained in fiscal 1996; therefore, no payouts were made for the current year.

                               EMPLOYMENT AGREEMENTS


      The Company has employment agreements ("Employment Agreements") with each of the named executive officers. The Employment Agreements for Messrs. Alfiero and Montague provide for an initial term of five years, which is automatically extended for an additional 12-month period on each annual anniversary date. The Employment Agreements for Messrs. McNiel and Johansson provide for an initial term of three years, which is automatically extended annually for an additional 12-month term after the initial term. An executive officer who is a party to an Employment Agreement is eligible to receive cash bonuses as part of the Company's bonus plans and participate in the Company's various other benefit and incentive plans. The Employment Agreements do not provide for a minimum bonus amount. The Employment Agreements provide for the payment of base salaries of $520,000; $400,000; $300,000 and $300,000 for
Messrs. Alfiero, Montague, McNiel, and Johansson, respectively, which amounts can be increased at the discretion of the Company. The base salary, cash bonuses and other benefits provided for under the Employment Agreements are included in calculating the total cash compensation paid to the various executives and other information as presented in the Summary Compensation Table.

      The Employment Agreements for Messrs. Alfiero and Montague provide that in the event the Company terminates the executive prior to age 61 for any reason other than Cause (as defined), such executive shall be entitled to receive a lump sum severance benefit equal to the greater of two and one-half times the sum of such executive's base salary plus bonus earned for the 12-month period immediately preceding the date of his termination, or five times the executive's then current base salary, in each case including amounts deferred at the option of the executive. In the event of termination after the executive attains age 61, such severance benefit is reduced by 20% per year, beginning at age 61, so that no severance benefit is paid if the executive is terminated at age 65. The Employment Agreements for Messrs. McNiel and Johansson provide that in the event of termination, the executive shall be entitled to receive a benefit equal to one and one-half times his base salary, payable over an 18-month period, plus a pro rata allocation of the bonus the executive would have been entitled to receive for the fiscal year had he not been terminated.

      The Employment Agreements further provide for severance benefits upon a "Change in Control" of the Company. The events that trigger a Change in Control under the Employment Agreements include (i) certain consolidations or mergers, (ii) certain sales or transfers of substantially all of the Company's assets, (iii) the approval of the Company's shareholders of a plan of dissolution or liquidation of the Company, (iv) the acquisition of 20% or more of the Company's outstanding Common Stock by certain persons (other than the Company's executive officers and directors, whether individually or as a group) and (v) certain changes in the membership of the Company's Board of Directors. If the executive's employment is terminated within three years of a Change in Control, other than for Cause, he will be entitled to receive a lump sum severance payment equal to three times the average of his total cash compensation during the three-year period immediately preceding his termination, plus medical and life insurance benefits for the rest of his life. The Employment Agreements define such total cash compensation to include amounts deferred at the option of the executive. The payments and benefits payable in the event of a Change in Control are not subject to any limitations that would prevent them from being considered "excess parachute payments" subject to excise tax payments or corporate deduction disallowance under the IRC. Therefore, such lump-sum severance payments could require excise tax payments on the part of the executive, and deduction disallowance on the part of the Company. In such instance, the impact of the excise tax payments on the executive would be reimbursed to the executive by the Company, including taxes the executive would incur on the gross-up itself.

      In addition, upon a termination other than for Cause, or upon retirement and eligibility to receive benefits under the Company's tax-qualified defined contribution plan (the "Retirement Plan"), Messrs. Alfiero, Arrison, and Montague will be entitled to receive from the Company an additional benefit computed as if the Retirement Plan was not subject to limits imposed on tax-qualified plans by the IRC or ERISA. Such amounts are included in the amounts accrued for such executive officers under the Deferred Compensation Arrangements, and included under the column entitled "All Other Compensation" in the Summary Compensation Table.


              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is designed to attract and retain top quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components - base salary, annual bonus opportunities and long-term incentives. The program is administered by the Compensation Committee of the Board of Directors, the members of which are outside Directors who are not employees of the Company.

      The Compensation Committee generally reviews base salary levels for executive officers each year. Salaries are adjusted to the extent the Compensation Committee believes is appropriate, taking into account the executives' and the Company's performance, and other factors the Compensation Committee deems relevant each year. In January 1995, the Compensation Committee increased Mr. Alfiero's annual base salary by $70,000, giving consideration to the period of time since his previous increase, their assessment of his commitment to the Company to date, the Company's consolidated earnings and stock market performance, comparisons of the Company's performance to that of companies within its Peer Group (as hereinafter defined), and the impact of the acquisition of Purolator Products, Inc. ("Purolator") in November 1994. The Compensation Committee also increased the annual base salaries of Messrs. Arrison and Montague as of the same date, giving similar consideration to their assessment of the executives' commitment and the Company's earnings and operating performance. Such increases resulted in an annual rate of increase over the past five fiscal years of slightly less than 10% per year for Messrs. Alfiero and Arrison, and a lesser rate for Mr. Montague. As a part of the election of Messrs. McNiel and Johansson as executive officers of the Company in December 1994, the Compensation Committee established an annual base salary of $300,000 for each of them. Such increased salaries for the named executive officers near the end of fiscal 1995 were in effect for all of fiscal 1996.

      Annual bonus awards are determined according to the terms of the Company's Executive Bonus Plan (the "Bonus Plan"), which has been approved by shareholders as "performance-based" in accordance with the rules of the IRC. All of the Company's executive officers participate in this Bonus Plan, with the exception of Messrs. McNiel and Johansson, who receive annual bonus awards under the Dayco Incentive Plan. Under the Bonus Plan, each participating executive officer has the opportunity to earn a bonus of up to 200% of his/her base salary if the Company's earnings per share reach a specified target, as established by the Compensation Committee. No bonus is payable unless the Company achieves its projected earnings per share target. Further, no bonus is payable if the target is projected to be less than the actual earnings during the prior fiscal year. Under the bonus formula, a bonus pool equal to 50% of the Company's net income before taxes in excess of the net income before taxes which is necessary to meet the target (without considering extraordinary items) is allocated to the eligible officers until the pool reaches the maximum bonus level of 200% of base salaries. If such bonus pool does not reach the maximum amount of 200% of base salaries, the bonuses are limited to the amount in the bonus pool, without regard to the relationship of the actual percentage increase to the percentage increase set by the Compensation Committee.

      Under the terms of the Dayco Incentive Plan, participants are eligible to earn a current bonus equal to a percentage of their base salaries, assuming certain performance criteria are achieved for the operations under their control. The bonus formula is keyed to the achievement of certain operating profit (70% weighting) and cash flow (30% weighting) performance criteria. Messrs. McNiel and Johansson are eligible to earn a cash bonus under this formula up to a maximum of 83% of their base salary earned in the fiscal year. The bonus is also impacted by an inventory management factor which can increase, decrease, or eliminate, the operating profit/cash flow bonus determination.

      Under the terms of the Bonus Plan and the Dayco Incentive Plan, the Compensation Committee does not have any authority to modify the bonus amounts as computed by the bonus plan formulas. The Company exceeded its projected earnings per share target for fiscal 1996; therefore, a bonus of 100% of the base salary earned in fiscal 1996 was awarded to each of the participants in the Bonus Plan, including Messrs. Alfiero, Arrison, and Montague. The performance of the Dayco-related operations was such that Messrs. McNiel and Johansson earned a current bonus of approximately 62.5% of their base salary for fiscal 1996.

      As a result of these incentive arrangements, nearly 50% of the executive officers' annual cash compensation is directly linked to the operating performance of the Company, which the Compensation Committee believes helps to maximize the individual effort of all executive officers on a consistent basis.

      In fiscal 1996, the Compensation Committee determined it appropriate to grant an incentive stock option to Mr. Alfiero to acquire 52,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The Compensation Committee also determined it appropriate to grant options to the other named executive officers in fiscal 1996 to acquire 110,250 shares of the Company's Common Stock. The Compensation Committee believes such grants to be appropriate long-term incentive compensation to reward the executives for their efforts to date, and provide an incentive element geared to the long-term growth in the market value of the Company's stock.

      The Compensation Committee has reviewed the Annual Compensation of Mr. Alfiero in comparison to the amounts earned by the Chief Executive Officers of the companies included in the Peer Group identified in the following Comparative Performance Graphs. The companies included in the Peer Group are diversified manufacturing companies with whom investment analysts have compared or grouped the Company. Based on this review, the Compensation Committee is of the view that Mr. Alfiero's total base salary and bonus for fiscal 1996 is near the 33rd percentile for all of the Chief Executive Officers of the Peer Group companies. The Compensation Committee also reviewed the Annual Compensation of all of the named executive officers of the Company in comparison to the amounts earned by the named executive officers in the Peer Group companies, and found the Company's total of such compensation to be near the 42nd percentile on a comparable basis. Such amount for Mr. Alfiero individually, and in total for the named executive officers as a group, is viewed by the Compensation Committee to be appropriate in view of the outstanding performance of the Company's stock over the last five years, placing it ahead of the indicated performance of every company in the Peer Group. Such performance represents a return that is nearly twice the average for all of the Peer Group companies.

      During fiscal 1994, federal tax legislation ("IRC 162(m)") was enacted to limit publicly-held companies such as Mark IV from deducting for tax purposes certain compensation paid to any named executive officer in excess of $1,000,000 annually. The tax deductibility of amounts paid by the Company to its executive officers through fiscal 1996 has not been affected by IRC 162(m), and it is anticipated that the deduction limitations imposed by IRC 162(m) will not significantly impact the Company for several years.

      In summary, the Compensation Committee believes that the compensation program for the Company's executive officers is appropriate and serves the best interests of the Company and its stockholders.

                              COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS OF
                             MARK IV INDUSTRIES, INC.

Joseph G. Donohoo                                           Herbert Roth, Jr.

                          COMPARATIVE PERFORMANCE GRAPHS


      The following graphs compare the performance of the Company's Common Stock to the performance of a group of companies considered to be peers of the Company (the "Peer Group"), as well as the performance of the companies included in the S&P MidCap 400 Index and the S&P 500 Index. The S&P MidCap 400 Index is an aggregate measure of the performance of the equity securities of 400 companies with market capitalization in the range of $200 million to $5 billion, including the Common Stock of the Company, which makes it an appropriate, broad-based market performance comparison for the Company. The broader-based S&P 500 Index has also been included as a comparison since it tends to be a very common overall measure of the stock market's performance followed by institutional and individual investors. The graphs plot the growth in value of an initial $100 investment, with dividends reinvested, over the five-year period ended on February 29, 1996, the end of the Company's most recent fiscal year.

      The Peer Group is made up of the following 12 companies:

  Cooper Industries, Inc.                 M.A. Hanna Company
  Dana Corporation                        Illinois Tool Works, Inc.
  Dover Corporation                       Johnson Controls, Inc.
  Federal Mogul Corporation               MascoTech, Inc.
  First Brands Corporation                Parker Hannifin Corporation
  Gencorp, Inc.                           Trinova Corporation

      The Company's relative position in the Peer Group, based upon the Company's performance as of February 29, 1996 and the most recently available information for the other companies in the Peer Group, is as follows (dollars in millions):

                                                Peer Group
                                  ----------------------------------------


                                      Range          Average
                                   (Excluding       (Excluding    Mark IV
                       Mark IV      Mark IV)         Mark IV)      Rank
                       -------      ---------        ---------    -------


Annual rate of growth
 of an initial
 investment over
 the 5-year period       35.2%      6.8% to 23.6%      17.0%       1/13

Net Sales               $2,089     $1,037 to $8,330    $3,516       7/13
Shareholders'
 Equity                 $  726     $   35 to $1,924    $  883       7/13
Total
 Capitalization         $1,368     $  439 to $3,616    $1,613       7/13
CEO's Annual
 Salary and
 Bonus                  $  1.0     $   .6 to $2.6      $  1.3       9/13
Top-Five
 Executives'
 Annual Salaries
 and Bonuses            $  3.3     $  1.6 to $6.9      $  3.3       7/13

  The Peer Group's performance which is presented in the following graph has been weighted based upon the relative market capitalization of the Peer Group companies over the same five-year period ended February 29, 1996.






(Copy of Graph Sent to Charles A. Sjoquist, Branch Chief, by Overnight Mail).

          APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                       TO INCREASE AUTHORIZED CAPITAL STOCK


      The Company is presently authorized to issue 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, $.01 par value per share, and 10,000,000 shares are Preferred Stock, $.01 par value per share. The Company has not issued any of the Preferred Stock.

      During the past five years the Company has issued the equivalent of approximately 49,400,000 shares of its Common Stock, with (i) 17,000,000 shares issued through public and private equity offerings; (ii) 17,300,000 shares issued through the conversion of outstanding convertible debentures;
(iii) 1,400,000 shares issued through the Company's incentive stock option and restricted stock plans; and (iv) 13,700,000 shares issued through six 5% stock dividends and one three for two stock split. After considering the requirements for existing and proposed authorized shares for the purpose of granting incentive stock options and restricted stock grants, the Company has approximately 31,600,000 remaining authorized unreserved shares of Common Stock. Therefore, the Board of Directors believes it is appropriate to have additional authorized shares of Common Stock available. Accordingly, the Board of Directors has recommended that the Stockholders approve an amendment to Article Fourth of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 shares, $.01 par value per share to 200,000,000 shares, $.01 par value per share. The proposed amendment would increase the number of authorized unreserved shares of Common Stock available for future issuance to approximately 131,600,000.

      The Board of Directors believes that it is necessary to have the additional authorized shares of Common Stock available for possible future stock dividends, stock splits, employee benefit plans, financing and acquisition transactions, and other general corporate purposes. No further action or authorization by the stockholders would be necessary prior to the issuance of the additional shares authorized by the proposed amendment unless required in a particular transaction by applicable provision of the Company's Certificate of Incorporation, by law, or by the regulations of a stock exchange or other regulatory agency. While increasing the number of such authorized shares will not affect stockholders' present percentage ownership of the Common Stock of the Company, any issuance of additional shares may occur at such times and under such conditions as may result in a dilution of such percentage ownership. The Company's stockholders do not have pre-emptive or other rights to subscribe for any of the Company's securities, and they will not have any such rights with respect to the additional shares of Common Stock proposed to be authorized.

      The increase in authorized Common Stock might be considered as having the effect of discouraging any attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any portion of the Company's assets or similar transactions, since the issuance of any shares could be used to dilute the stock ownership of a person or entity seeking to obtain a control of the Company.

      The following is the text of the first paragraph of Article Fourth of the Certificate of Incorporation of the Company as proposed to be amended:

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is TWO HUNDRED TEN MILLION (210,000,000), consisting of TEN MILLION (10,000,000) shares of Preferred Stock, all of a par value of One Cent (.01) each, and TWO HUNDRED MILLION
      (200,000,000) shares of Common Stock, all of a par value of One Cent ($.01) each.

      The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment. The Board of Directors believes that the increase in the authorized number of shares of Common Stock will give the Company the desired flexibility to meet possible future developments and opportunities and to provide for additional financing. Accordingly, the Board of Directors recommends a vote FOR adoption of the proposed amendment.



                       APPROVAL OF MARK IV INDUSTRIES, INC.
                         1996 INCENTIVE STOCK OPTION PLAN


      The principal features of the Mark IV Industries, Inc. 1996 Incentive Stock Option Plan (the "1996 Option Plan") are described below. The description is qualified by reference to the complete text of the 1996 Option Plan, which is included as Exhibit A to this Proxy Statement. All amounts have been adjusted to reflect the effects of the 5% stock dividend distributed to stockholders of record as of April 12, 1996. No options have been granted yet under the 1996 Option Plan.

      On April 24, 1996, subject to approval by stockholders at the 1996 Annual Meeting, the Board of Directors adopted the 1996 Option Plan, and allocated 3,000,000 shares of the Company's authorized Common Stock to be used for the granting of options thereunder. The 1996 Option Plan provides that the Compensation Committee may grant to officers and other key employees of the Company and its subsidiaries, "incentive stock options" (as defined under Section 422 of the IRC) to purchase shares of the Company's Common Stock at an exercise price equal to no less than 100% of the market price on the date of grant. Such grants would be made in consideration of the employee's degree of responsibility for the growth and success of the Company, and other factors related to the employee's service with the Company. The options have a maximum duration of 10 years. Options may be exercised as determined by the Compensation Committee.

      Unless specified otherwise by the Compensation Committee, options become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, options become immediately exercisable in full upon the optionee's disability, retirement or death while employed or within three months of retirement, or upon a disposition of all or substantially all of the assets of the Company, or a "Change in Control" (as defined in the 1996 Option
Plan). Immediate vesting is also provided to option holders that are employed by any of the Company's subsidiaries or divisions, in the event of the sale of such subsidiary or division. The 1996 Option Plan limits the number of shares for which options may be granted to any named executive officer or other employees of the Company under the 1996 Option Plan to 300,000 shares (subject to certain anti-dilutive adjustments). This limit preserves the Company's tax deduction for any subsequent compensation amount related to the exercise of options under the 1996 Option Plan in accordance with IRC 162(m). The 1996 Option Plan also provides that the aggregate fair market value (determined at the time the option is granted) of the Company's Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all stock option plans of the Company and its subsidiaries) shall not exceed $100,000.

      Payment of the purchase price for the shares acquired upon the exercise of options may be made either (i) by cash or certified or bank check payable to the order of the Company; or (ii) without cash by the option holder's tendering of a number of previously owned shares of the Company's Common Stock which are equivalent in fair market value to the total exercise price; or
(iii) without cash by the Company's retention of shares of the Company's Common Stock having an aggregate fair market value equal to the total exercise price payable for the shares of the Company's Common Stock (including retained shares) to be issued upon the exercise of the options. Options granted under the 1996 Option Plan generally terminate three months after the optionee's termination of employment with the Company and its subsidiaries, except that in the event of a termination for cause or voluntarily without the Company's (or subsidiary's) consent, during the two-year period beginning on the date of grant, the options terminate immediately upon such termination of employment. In the event of the optionee's termination of employment on account of disability, or the optionee's death while employed or within three months of retirement, the options are exercisable for one year after such termination or death, by the optionee or by the optionee's estate or heirs, as the case may be. Options (and the 1996 Option Plan) also terminate 90 days after the consummation of a disposition of all or substantially all of the assets of the Company or a Change in Control of the Company (rather than a change in control of only a subsidiary or division), unless provision is made for the assumption or substitution of the options by the successor corporation.

      Each option contains customary anti-dilution provisions which are applicable in the event of a stock dividend, a split-up, reverse split or consolidation of shares, recapitalization, reclassification or other like capital adjustment of the Company. The 1996 Option Plan also contains provisions to assure that any exercise of an option or disposition of the Company's Common Stock will not violate the securities laws.

      The 1996 Option Plan terminates on April 23, 2006. The Board of Directors may at any time suspend, amend or terminate the 1996 Option Plan and may, with the consent of the affected holder of an outstanding option, amend, suspend or terminate outstanding options. Any amendment which would increase the number of shares as to which options may be granted under the 1996 Option Plan, reduce the exercise price or change the method of determining the price, increase the duration of options beyond 10 years, or change the designation or class of eligible employees, shall be subject to the approval of the stockholders of the Company.

      The Federal income tax consequences to an employee who receives an option under the 1996 Option Plan, and to the Company, generally will, under current law, be as follows:

      An employee will not realize any income upon the grant or exercise of an option. If the employee disposes of the shares of Common Stock acquired for cash upon the exercise of an option at least two years after the date the option is granted and at least one year after the Common Stock is transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the employee disposes of the shares of Common Stock acquired upon the exercise of an option for cash prior to the expiration of two years from the date the option is granted, or one year from the date the Common Stock is transferred to him or her, any gain realized will be taxable at such time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from such disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending on the holding period of the Common Stock. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.
Under current law, long-term capital gains generally are taxed at a maximum rate of 28%.

      If an employee elects the cashless exercise of the option by tendering existing shares of the Company's Common Stock, (i) the holding period for the newly issued shares equal in value to the tendered shares will include the period during which the tendered shares were held; (ii) the employee's tax basis in such newly issued shares will be the same as the tax basis in the tendered shares; and (iii) no gain or loss will be realized by the employee on the tendered shares. However, if an employee uses shares previously acquired pursuant to the exercise of an option, or requests the Company to retain shares to be issued under the option being exercised, to pay all or part of the exercise price under an option, such tender will constitute a disposition of such acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to such option, as discussed above, and such tender may be treated as a taxable exchange.

      In general, the difference between the fair market value of the Common Stock at the time the option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income, and under certain circumstances may be subject, in the year in which the option is exercised, to the alternative minimum tax.

     The foregoing summary with respect to Federal income taxation does not purport to be complete and reference is made to the applicable provisions of the IRC.

      The affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the 1996 Annual Meeting in person or by proxy and entitled to vote (provided that a majority of the outstanding shares are voted on the Proposal) is required for the approval of the 1996 Option Plan. The Compensation Committee of the Board of Directors believes that the 1996 Option Plan will enable the Company to reward and retain highly qualified executive employees, and increase the personal interest these employees have in the successful and profitable operations of the Company by linking the value of the compensation paid to such employees to the value of the Company's Common Stock. Accordingly, the Board of Directors recommends a vote FOR approval of the 1996 Option Plan.


                             COMPENSATION OF DIRECTORS

      Directors who are not also executive officers of the Company receive an annual retainer for their services and participate in the Company's bonus plan which is separate from the Bonus Plan in which the Company's executive officers participate. The annual retainer paid to each of Messrs. Donohoo and Roth was $34,500 in fiscal 1996. The Company also made incentive awards under its bonus plan of $34,500 each to Messrs. Donohoo and Roth in fiscal 1996. Directors who are also executive officers of the Company do not receive any additional compensation for their services as Directors. Directors do not receive any additional compensation for their services as a member of any committee of the Board of Directors.

      The Company's Non-Qualified Deferred Compensation Plan for Non-Employee Directors of the Company (the "Directors' Deferred Compensation Plan") allows the non-employee Directors of the Company to elect to defer receipt of up to 100% of their annual retainer and/or bonus for a pre-determined, fixed period of time. The earnings on such deferred amounts are equal to the greater of the cumulative investment returns which would be realized if the Director's account was simultaneously invested in the Company's Common Stock and a savings account bearing interest at a rate equal to 120% of the Applicable Federal Rate.

                               SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended February 29, 1996.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of April 30, 1996 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, each Named Executive Officer in the Summary Compensation Table, and all Executive Officers and Directors as a group. All share amounts and percents reflect the impact of the 5% stock dividend issued in April 1996.


                                             Number of                Percent
          Name                               Shares(1)                of Class

Sal H. Alfiero .................             4,582,991 (2)                7.3%
FMR Corporation.................             6,836,474 (3)               10.9%
Tiger Management Corporation....             6,081,181 (4)                9.7%
Clement R. Arrison..............             1,847,370 (5)                2.9%
Gerald S. Lippes................             1,774,748 (6)                2.8%
William P. Montague.............               849,814 (7)                1.3%
Joseph G. Donohoo...............                26,229 (8)                 *
Herbert Roth, Jr................                26,003                     *
Bruce A. McNiel.................                56,612 (9)                 *
Kurt J. Johansson...............                23,661 (10)                *
All Executive Officers and
 Directors as a Group
 (13 persons)...................             9,442,311 (11)              14.9%
______________
*  Less than 1%


(1) Except as otherwise indicated in the following footnotes, each person listed in the table has both sole voting and sole investment power with respect to the number of shares of Common Stock set forth opposite his name. Messrs. Alfiero, Lippes, and Montague, each of whom is an executive officer of the Company, have the right to direct the Trustee of the Company's defined benefit pension plan (the "Plan") with respect to the voting of and investment in the shares of the Company's Common Stock owned by such Plan. As of April 30, 1996, the Plans owned 1,588,785 shares of the Company's Common Stock (2.5% of the total outstanding). Such executive officers are not participants in the Plan and disclaim any beneficial ownership in the shares, and the shares have not been included in the amounts listed in this table.

(2) Includes 303,876 shares of Common Stock issued to Mr. Alfiero under the Mark IV Industries, Inc. 1992 Restricted Stock Plan (the "Restricted Plan"), as well as 42,722 shares of Common Stock issuable under currently exercisable options granted under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan (the "1992 Option Plan"). Also includes 15,154 shares of Common Stock allocated to Mr. Alfiero's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 15,276 shares of Common Stock owned by the Alfiero Family Charitable Foundation of which Mr. Alfiero is one of four directors and for which he disclaims beneficial ownership.

(3) Based on information set forth in a statement on Schedule 13-G filed with the SEC by FMR Corporation ("FMR") on February 14, 1996, FMR held on behalf of itself and its subsidiaries, Fidelity Management and Research Company ("Fidelity"), and Fidelity Management Trust Company ("Fidelity Trust"), an aggregate of 6,836,474 shares (adjusted for the 5% stock dividend issued April 26, 1996) of Common Stock. The power to vote or direct the voting of such shares resides with the respective Boards of Trustees of the investment funds established and managed by FMR and its subsidiaries. The stated business address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109.

(4) Based on information set forth in a statement on Schedule 13-G filed with the SEC by Tiger Management Corporation ("Tiger") on April 9, 1996. Tiger, a corporation controlled by majority shareholder Julian H. Robertson, Jr., beneficially owns an aggregate of 6,081,181 shares (adjusted for the 5% stock dividend issued April 26, 1996) of Common Stock. Excluded from these shares are 306,703 shares (adjusted for the 5% stock dividend issued April 26, 1996) held on behalf of Panther Partners L.P., an investment corporation controlled by Mr. Robertson. The stated business address of Tiger is 101 Park Avenue, New York, NY 10178.

(5) Does not include 54,218 shares of Common Stock owned by the Arrison Family Charitable Foundation of which Mr. Arrison is one of four directors and for which he disclaims beneficial ownership.

(6) Includes 18,233 shares of Common Stock issued to Mr. Lippes under the Restricted Plan, as well as 31,336 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Does not include 48,755 shares of Common Stock owned by the Lippes Family Charitable Foundation of which Mr. Lippes is one of four directors and for which he disclaims beneficial ownership.

(7) Includes 21,127 shares of Common Stock issued to Mr. Montague under the Restricted Plan, as well as 35,470 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 6,030 shares of Common Stock allocated to Mr. Montague's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 12,223 shares of Common Stock owned by the Montague Family Charitable Foundation of which Mr. Montague is one of four directors and for which he disclaims beneficial ownership.

(8) Includes 8,301 shares of Common Stock held by The Gibson Group, Inc. Pension Fund, of which Mr. Donohoo is a trustee and has voting power.

(9) Includes 2,894 shares of Common Stock issued to Mr. McNiel under the Restricted Plan, as well as 40,324 shares of Common Stock issuable under currently exercisable options granted pursuant to the Company's 1988 Incentive Stock Option Plan (the"1988 Option Plan") and the 1992 Option Plan. Also includes 2,780 shares of Common Stock allocated to Mr. McNiel's self-directed accounts in the Company's retirement and 401(k) savings plan.

(10) Includes 2,894 shares of Common Stock issued to Mr. Johansson under the Restricted Plan, as well as 20,768 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans.

(11) Includes 388,093 shares of Common Stock issued to the group under the Restricted Plan, as well as 244,499 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Includes 33,440 shares of Common Stock allocated to the officers' self directed accounts in the Company's retirement and 401(k) savings plan.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The firm of Lippes, Silverstein, Mathias & Wexler LLP, of which Mr. Lippes, Secretary, a Director and general counsel of the Company, is a partner, serves as counsel to the Company. During fiscal 1996, such firm received approximately $1,169,000 for legal services rendered to the Company.

                                   OTHER MATTERS

      The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

                                 OTHER INFORMATION

      Coopers & Lybrand L.L.P. has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended February 29, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the 1996 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.




      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED FEBRUARY 29, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Mark IV Industries, Inc., P.O. Box 810, Amherst, New York 14226-0810,
Attention: Investor Relations. Each such request must set forth a good faith representation that, as of June 3, 1996, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Stockholders.

                           1997 STOCKHOLDERS' PROPOSALS

      Proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received by the Company by February 3, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

      The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.

                                                  GERALD S. LIPPES
                                                  Secretary
Dated:  ___ __, 1996
_____________________________________________________________________________
      STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. STOCKHOLDERS MAY NEVERTHELESS VOTE IN PERSON IF THEY DO ATTEND.

                                    P R O X Y

                            MARK IV INDUSTRIES, INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 29, 1996
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints SAL H. ALFIERO, WILLIAM P. MONTAGUE and GERALD S. LIPPES and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of MARK IV INDUSTRIES, INC. to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, 14226, on Monday, July 29, 1996 at 11:00 A.M. local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

1.    For Class III Director - Sal H. Alfiero

             __ FOR             __  WITHHOLD AUTHORITY

2.    For Class III Director - Clement R. Arrison

             __ FOR             __ WITHHOLD AUTHORITY

3. Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock.

             __ FOR             __ Against                __ Abstain

4.    Approval of the Mark IV Industries, Inc. 1996 Incentive Stock Option
      Plan.

             __ FOR             __ Against                __ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSAL LISTED ABOVE.

                                      Dated:_______________________, 1996

                                      ____________________________________
                                                  Signature
                                      ____________________________________
                                            Signature if held jointly

                                  Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                      USING THE ENCLOSED ENVELOPE.